Exhibit 99.1

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Third-Quarter Financial Results for 2020

CHESTERFIELD, MO, November 13, 2020 – Reliv International, Inc. (NASDAQ:RELV), a marketer of nutritional supplements that promote optimal health, today reported its financial results for the third quarter of 2020.

Reliv reported net sales of $8.7 million for the third quarter of 2020 compared with net sales of $9.1 million in the third quarter of 2019, a decrease of 5.3%. Net sales in the United States, our largest market, decreased by $161,000 in the third quarter of 2020, which represented a 2.4% decrease in net sales when compared to the prior-year quarter. In the third quarter of 2019, net sales in the United States were favorably impacted by the then-recent launch of the RLV line of hemp-extract products and by the announcement of a price increase effective October 1, 2019.

Net sales in Reliv’s foreign markets decreased by $320,000, or 13.9%, in the third quarter of 2020 compared with the prior-year quarter. Net sales in Asia and Europe decreased by 20.3% and 13.5%, respectively, in the third quarter of 2020, as net sales in these regions continue to be heavily impacted by the COVID-19 pandemic. Net sales in Reliv’s foreign markets decreased by 17.0% during the third quarter of 2020 when the impact of foreign currency fluctuation is removed.

Reliv reported a net loss for the third quarter of 2020 of $125,000 (loss per diluted share of $0.07) compared to a net loss of $166,000 (loss per diluted share of $0.09) in the third quarter of 2019. The loss from operations for the third quarter of 2020 was $167,000 compared to a loss from operations of $85,000 in the same period in 2019. Results from operations declined primarily as the result of the decrease in net sales and gross margin.

Net sales for the first nine months of 2020 were $27.0 million, which represents a 0.3% increase from the same period in 2019. Net sales in the United States increased by 3.8% and net sales in Reliv’s foreign markets decreased by 9.7% in the first nine months of 2020 compared with the same period last year. Net sales in Reliv’s foreign markets decreased by 10.1% during the first nine months of 2020 when the impact of foreign currency fluctuation is removed.

Reliv reported net income of $339,000, or $0.19 per diluted share in the first nine months of 2020, compared to a net income of $70,000 or $0.04 per diluted share in the same period of 2019.

Reliv had cash and cash equivalents of $3.3 million as of September 30, 2020, compared to $1.6 million as of December 31, 2019. Net cash provided by operating activities was $772,000 in the first nine months of 2020.

As of September 30, 2020, Reliv had 24,850 active Distributors – a decrease of 4.1% from September 30, 2019 – of which 3,310 are Master Affiliate level and above. The number of Master Affiliates increased by 5.4% compared to the prior year total, driven by advancements in the Philippines. Master Affiliate is the level at which distributors are eligible to earn generation royalties. As of September 30, 2020, Reliv had 13,200 retail customers and Preferred Customers in total – a decrease of 12.0% from September 30, 2019. The actual number of customers is much higher as many Distributors (approximately 74% in the U.S.) join Reliv to purchase our products at a discount and do not participate in the business opportunity and the count also does not include those customers that buy product directly from distributors rather than from the Company.

“We believe Reliv is positioned well in the nutrition and work from home industries. The challenges caused by the COVID-19 pandemic continue, but we’re pleased with how our field has adapted with more frequent use of online technology to communicate and operate,” commented Ryan A. Montgomery, Chief Executive Officer. “We believe the work done this summer and early fall with virtual conferences and other tools will lead to stronger sales for the remainder of the year.”

Reliv has hosted online conferences targeted to its North American and European regions over the past three months and will host one for its Asia-Pacific region in November. “We are pleased with the content created and presented to much of the Reliv world, not only for its immediate impact, but the long-term value created by the mobile app and online content for customer acquisition and distributor training,” said Montgomery.

In international operations, net sales in Reliv’s key markets in Europe and Asia continue to be challenged as local COVID-19 guidelines still are generally more restrictive than those in the United States. “Foreign sales, particularly in the Philippines, continue to be dampened by the pandemic,” noted Montgomery. “However, we believe we still have a solid base of business in our foreign markets and feel sales will rebound as the world emerges from this global crisis. We firmly believe the efficacy of our products and value of our home-based business opportunity play a role in this recovery.”

Last month, Reliv announced its intention to effect a reverse stock split, followed by a forward split of its common stock as part of a plan to delist its stock from NASDAQ and suspend its filing obligations to the U.S. Securities and Exchange Commission. Reliv believes the costs of being a public reporting company far outweigh its benefits. Reliv expects the plan to be complete on or after November 29, 2020.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, develops and markets nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition, targeted solutions and overall wellness and now include a line of RLV hemp extracts. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international direct selling system of independent distributors in 13 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
	September 30	December 31
	2020	2019
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$3,339,675	$1,630,779
Accounts receivable, less allowances of $5,000 in 2020 and 2019	58,157	107,369
Notes & accounts receivables & deposits - related parties	1,106,221	1,099,228
Inventories	2,828,738	2,701,688
Other current assets	490,620	326,454

Total current assets	7,823,411	5,865,518

Notes & accounts receivables - related parties	2,331,844	2,418,921
Other assets	2,343,238	2,581,717
Net property, plant and equipment	4,208,008	4,440,840

Total Assets	$16,706,501	$15,306,996

Liabilities and Stockholders' Equity

Accounts payable, accruals & other current liabilities	$3,696,451	$3,489,157
Long-term debt - current	977,229	500,000
Long-term debt, less current portion	384,771	-
Other noncurrent liabilities	214,209	216,196
Stockholders' equity	11,433,841	11,101,643

Total Liabilities and Stockholders' Equity	$16,706,501	$15,306,996

Consolidated Statements of Operations
	Three months ended September 30		Nine months ended September 30
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$7,935,387	$8,395,941	$24,855,366	$24,809,979
Freight income	489,479	521,192	1,494,281	1,521,014
Other revenue	243,478	231,732	617,922	564,389

Net Sales	8,668,344	9,148,865	26,967,569	26,895,382

Costs and expenses:
Cost of goods sold	2,290,223	2,497,993	7,147,554	7,200,716
Distributor royalties and commissions	2,801,005	2,939,187	8,719,538	8,721,852
Selling, general and administrative	3,744,220	3,796,276	11,023,006	11,224,748

Total Costs and Expenses	8,835,448	9,233,456	26,890,098	27,147,316

Income (loss) from operations	(167,104)	(84,591)	77,471	(251,934)

Other income (expense):
Interest income	45,904	41,548	124,614	137,028
Interest expense	(6,717)	(24,250)	(20,755)	(39,737)
Other income (expense):	56,202	(12,564)	86,234	(13,224)
Gain on sale of fixed assets	-	-	-	434,549

Income (loss) before income taxes	(71,715)	(79,857)	267,564	266,682
Provision (benefit) for income taxes	53,000	86,000	(71,000)	197,000

Net income (loss)	$(124,715)	$(165,857)	$338,564	$69,682

Earnings (loss) per common share - Basic & Diluted	$(0.07)	$(0.09)	$0.19	$0.04
Weighted average shares	1,746,000	1,746,000	1,746,000	1,746,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended September 30,				Change from
	2020		2019		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$6,682	77.1%	$6,843	74.8%	$(161)	-2.4%
Australia/New Zealand	148	1.7%	135	1.5%	13	9.6%
Canada	128	1.5%	140	1.5%	(12)	-8.6%
Mexico	166	1.9%	156	1.7%	10	6.4%
Europe	629	7.3%	727	7.9%	(98)	-13.5%
Asia	915	10.5%	1,148	12.6%	(233)	-20.3%

Consolidated Total	$8,668	100.0%	$9,149	100.0%	$(481)	-5.3%

Net sales by Market
(in thousands)	Nine months ended September 30,				Change from
	2020		2019		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$20,613	76.5%	$19,859	73.8%	$754	3.8%
Australia/New Zealand	437	1.6%	445	1.6%	(8)	-1.8%
Canada	412	1.5%	479	1.8%	(67)	-14.0%
Mexico	420	1.6%	444	1.7%	(24)	-5.4%
Europe	2,193	8.1%	2,422	9.0%	(229)	-9.5%
Asia	2,893	10.7%	3,246	12.1%	(353)	-10.9%

Consolidated Total	$26,968	100.0%	$26,895	100.0%	$73	0.3%

Reliv International, Inc. and Subsidiaries

Retail and Preferred Customers/Active Distributors/Master Affiliates and Above by Market

	As of 9/30/2020
	Retail Customers	Preferred Customers	Active Distributors	Total Customers and Distributors	Master Affiliates and Above

United States	3,680	2,050	17,000	22,730	2,060
Australia/New Zealand	50	280	660	990	80
Canada	90	30	460	580	70
Mexico	30	140	1,190	1,360	90
Europe	730	560	1,540	2,830	260
Asia	850	4,710	4,000	9,560	750

Consolidated Total	5,430	7,770	24,850	38,050	3,310

	As of 9/30/2019
	Retail Customers	Preferred Customers	Active Distributors	Total Customers and Distributors	Master Affiliates and Above

United States	3,610	1,540	17,810	22,960	2,070
Australia/New Zealand	50	220	670	940	70
Canada	90	30	500	620	70
Mexico	20	110	1,170	1,300	90
Europe	740	750	1,690	3,180	310
Asia	2,390	5,450	4,060	11,900	530

Consolidated Total	6,900	8,100	25,900	40,900	3,140

	Change in %
	Retail Customers	Preferred Customers	Active Distributors	Total Customers and Distributors	Master Affiliates and Above

United States	1.9%	33.1%	-4.5%	-1.0%	-0.5%
Australia/New Zealand	0.0%	27.3%	-1.5%	5.3%	14.3%
Canada	0.0%	0.0%	-8.0%	-6.5%	0.0%
Mexico	50.0%	27.3%	1.7%	4.6%	0.0%
Europe	-1.4%	-25.3%	-8.9%	-11.0%	-16.1%
Asia	-64.4%	-13.6%	-1.5%	-19.7%	41.5%

Consolidated Total	-21.3%	-4.1%	-4.1%	-7.0%	5.4%

The table above sets forth, as of September 30, 2020 and 2019, the number of our Retail Customers/Preferred Customers/Active Distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active retail or preferred customer as one that has placed a product order in the prior twelve months, and we define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Many individuals join Reliv as distributors to obtain our products at a discount and may not participate in the Reliv business opportunity. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.